Exhibit 10.5

[IBM Credit Corporation letterhead]

July 1, 2001

Mr. Jerome C. Artigliere
CFO and Senior Vice President
218 Royal Palm Way
Suite 201
Palm Beach, FL 33480

Dear Jerry:

Reference is made to the Second Amended and Restated Term and Revolving Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated October 17, 2000 among Applied Digital Solutions, Inc. (“Borrower”), IBM Credit Corporation (“Lender”) and other parties thereto.

Reference is further made to Acknowledgment, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement dated as of March 30, 2001.

Borrower has requested Lender to agree, and Lender hereby agrees, that (1) Borrower shall not be obligated to pay the principal amount due under Term Loan A on July 1, 2001 until October 1, 2001 (the “July Principal Amount”), (2) Borrower shall pay the July Principal Amount together with the next principal payment due under Term Loan A on October 1, 2001, and (3) for the period from May 1, 2001 to and including May 31, 2001, Borrower’s Maximum Permitted Shortfall Amount (as defined in the Credit Agreement) shall be Twelve Million Seven Hundred Thirteen Dollars ($12,713,000).

Except as set forth herein, the Credit Agreement remains unmodified and in full force and effect.

Please acknowledge your agreement by signing below and returning it to Mr. Bruce Gordon at the above address.

Very truly yours,
IBM CREDIT CORPORATION	APPLIED DIGITAL SOLUTIONS, INC.
/s/ STEVEN A. FLANAGAN	By: /s/ JEROME C. ARTIGLIERE
Steven A. Flanagan Manager, Restructuring Group	Jerome C. Artigliere